ALLEGHENY ENERGY LOGO

NEWS RELEASE

For Media, contact: For Investor Relations, contact:

Janice D. Lantz Gregory L. Fries

Manager, Communications General Manager, Investor Relations

4350 Northern Pike 10435 Downsville Pike

Monroeville, PA 15146-2841 Hagerstown, MD 21740-1766

Phone: 412-858-1630 Phone: (301) 665-2713

Media Hotline: 1-888-233-3583 E-Mail: gfries@alleghenyeneergy.com

E-Mail: jlantz@alleghenyenergy.com

M. Beth Straka

General Manager, Investor Relations

4350 Northern Pike

Monroeville, PA 15146-2841

Phone: (412) 856-3731

E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Supply Trading Activity Conducted Ethically and Legally

Hagerstown, Md., May 22, 2002 Allegheny Energy Supply, a subsidiary of Allegheny Energy, Inc. (NYSE: AYE), today responded to a data request for information from the Federal Energy Regulatory Commission (FERC) on trading strategies in the western United States.

In its response, Allegheny Energy Supply confirmed that it did not directly or indirectly engage in any of the specific trading strategies in the U.S. portion of the Western Systems Coordinating Council that are the subject of the FERC data request issued on May 8, 2002, and supplemented on May 16, 2002. In addition, following a thorough investigation of its trading activities, Allegheny Energy Supply has concluded that it did not engage in any transactions that sought to artificially inflate trading volumes or revenue.

"Allegheny Energy Supply buys, trades, and sells energy in the marketplace to serve our customers and profitably generate value for our shareholders," said Michael P. Morrell, President, Allegheny Energy Supply. "All of our trading activity has been, and will continue to be, conducted with the highest degree of integrity and fairness and in compliance with the spirit, as well as, the letter of all laws and regulations."

Allegheny Energy Supply develops, owns, and operates electric generating facilities and supplies and trades energy and energy-related commodities in selected domestic retail and wholesale markets. With its recently announced acquisitions and expansion plans, Allegheny Energy Supply will have ownership or control of generating capacity totaling more than 14,500 MW by 2005, with assets strategically located throughout the United States. For more information about Allegheny Energy Supply, visit our web site at

www.alleghenyenergysupply.com.

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